ARTICLES OF MERGER

OF

     BIOPATH ACQUISITION CORP.
     a Utah Corporation into
     BIO-PATH, INC.
     a Utah Corporation

     Pursuant to the provisions of Sections 16-10a-1101 et seq of the Utah Revised Business Corporations Act (“URBCA”), Bio-Path, Inc., a Utah corporation (hereafter “Bio-Path" or “Surviving Corporation”) and Biopath Acquisition Corp., a Utah corporation (hereafter "BAC" or “Non-Surviving Corporation”), adopt the following Articles of Merger for the purpose of merging BAC into Bio-Path.

ARTICLE I-SURVIVING CORPORATION

      1.1     The name of the Surviving Corporation is Bio-Path, Inc. The name of the Surviving Corporation has not changed as a result of the Merger.

     1.2.     Bio-Path was formed under the laws of the State of Utah on May 10, 2007. The principal address of the surviving corporation is 3293 Harrison Boulevard, Suite 230, Ogden, Utah 84403.

     1.3.     The Surviving Corporation is a Utah corporation.

     1.4.     The effective date of the Merger described herein shall be the date these Articles of Merger are filed with the Utah Division of Corporations and Commercial Code. The time at which these Articles of merger are filed is hereafter referred to as the “Effective Time.”

ARTICLE II- NON-SURVIVING CORPORATION

     2.1.     The name of the corporation which shall not survive the Merger is Biopath Acquisition Corp.

     2.2      Biopath Acquisition Corp. was formed under the laws of the State of Utah on September 24, 2007. The principal address of the non surviving corporation is 1661 Lakeview Circle, Ogden, UT 84407.

ARTICLE III- PLAN OF MERGER

     The Agreement and Plan of Merger between the parties is as follows:

     3.1.     Bio-Path, Ogden Golf Co. Corporation, a Utah corporation and the parent of BAC (“Ogden Golf”), and BAC have entered into an Agreement and Plan of Merger (“Merger Agreement”). BAC was formed by Ogden Golf for the purpose of effecting a reverse triangular merger (“Merger”) whereby (i) BAC, a wholly-owned subsidiary of Ogden Golf, will, at the Effective Time, merge into Bio-Path; (ii) Bio-Path will be the surviving entity under the Merger; and (iii) as a result of the Merger, all of Bio-Path’s shares of common stocks and all options to purchase Bio-Path shares of common stock (“Bio-Path Shares”), automatically are converted into the right to receive the Merger Consideration (as hereafter defined).

     3.2      The separate existence of the BAC shall cease except to the extent provided by the laws of the State of Utah applicable to a corporation after its merger into another corporation.

3.3.     The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public or a private nature, of each of the corporations. All property, real or personal, and all debts due on whatever account, including subscriptions to shares, and all other choices in action, and all and every other interest of, or belonging to, or due to each of the corporations, shall be taken and deemed to be vested in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in either of the corporations shall not revert or be in any way impaired by reason of the merger.

3.4.     The Surviving Corporation shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the corporations. Any claim existing or action or proceeding pending by or against either of the corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the corporations shall be impaired by the Merger.

3.5.     At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of BAC or Bio-Path:

     (a)     Each Bio-Path Shares shall automatically be converted into the right to receive 2.20779528 shares of Ogden Golf common stock (the “Merger Consideration”), payable, to the holder of such Bio-Path Shares upon surrender, in the manner provided in the Merger Agreement, of the certificate that formerly evidenced such Bio-Path Shares. All such Bio-Path Shares, when so converted, shall no longer be outstanding, and each holder of a certificate representing any such Bio-Path Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate thereof in accordance with the Merger Agreement; and

     (b)     Each issued and outstanding Shares of BAC shall be converted into one validly issued, fully paid and non-assessable Shares of the Surviving Company.

     3.6.     The Articles of Incorporation and Bylaws of Bio-Path, in effect as of the Effective Time, shall be and shall constitute the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE IV- MANNER OF ADOPTION & VOTE OF SURVIVING CORPORATION

     4.1     The only class of shares of the Surviving Corporation entitled to vote on the Merger was its class of common stock.

     4.2     The shares were voted by written consent of the shareholders owning a majority of the total shares of the Surviving Corporation that were issued and outstanding.

     4.3     The following table sets forth information about the outstanding shares, the number of votes in favor and the number of votes against.

     Designation of Voting Group                         Common Stock
     Number of Shares Outstanding                     15,484,050
     Number of Votes Entitled to be Cast             15,484,050
     Number of Votes Cast by Written Consent    11,620,161
     Shares Voted in Favor                                  11,620,161
     Shares Voted Against                                         -0-

ARTICLE V- MANNER OF ADOPTION & VOTE OF
NON- SURVIVING CORPORATION

     5.1     The only class of shares of the Non-Surviving Corporation entitled to vote on the Merger was its class of common stock. All outstanding shares of the Non-Surviving Corporation were owned by its parent, Ogden Golf.

     5.2     The shares were voted by written consent of the sole shareholder owning a majority of the total shares of the Surviving Corporation that were issued and outstanding.

      5.3     The following table sets forth information about the outstanding shares, the number of votes in favor and the number of votes against.

     Designation of Voting Group                         Common Stock
     Number of Shares Outstanding                           1,000
     Number of Votes Entitled to be Cast                   1,000
     Number of Votes Cast by Written Consent          1,000
     Shares Voted in Favor                                        1,000
     Shares Voted Against                                           -0-

     In Witness Whereof, the undersigned have executed these Articles of Merger and verify, subject to penalties of perjury, that the statements contained herein are true.

Dated: February ____, 2008

Bio-Path, Inc.                                     Biopath Acquisition Corp.

a Utah corporation                              a Utah corporation

By:_____________________           By:____________________

Douglas P. Morris                               Mark A. Scharmann

Vice President/Secretary                     President